UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0060 Expires: March 31, 2014 Estimated average burden hours per response …….5.00

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2011(December 8, 2011)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

In connection with the completion of the acquisition of Town Center Plaza (the “Property”) and the sale of Polaris Towne Center, as described in Item 8.01 below, Leawood TCP, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the "Registrant") and purchaser of the Property, and Glimcher Properties Limited Partnership (“GPLP” and together with the Company, the “Borrower”), another affiliate of the Company and the Registrant, entered into a Term Loan Agreement (the “Agreement”) with KeyBank National Association and such other additional financial institutions that may, from time to time, become parties to the Agreement (collectively, the “Lender”) to borrow Seventy Million Dollars ($70,000,000) (the “Loan”). The Loan is evidenced by a promissory note and secured by a collateral assignment to the Lender of 100% of GPLP’s equity interest in the Company.  As further security for the Loan, the Agreement requires the Borrower to also collaterally assign to the Lender the proceeds from subsequent permanent mortgage financing for the Property obtained prior to the Loan’s maturity date.  The Loan proceeds were used to fund a portion of the purchase price to acquire the Property.

Under the Agreement, the Loan has a variable interest rate of LIBOR plus 3% per annum and a stated maturity date of March 5, 2012.  Under the Agreement, the Borrower is obligated to make monthly interest only payments. The Agreement permits the Borrower to make prepayments, without penalty, on the Loan’s outstanding amount subject to the Borrower satisfying certain conditions and requirements. All outstanding principal and accrued interest shall be due and payable at the stated maturity date. Lender may accelerate repayment of all outstanding amounts owed by the Borrower under the Loan if certain defaults described in the Agreement remain uncured. The Agreement also contains cross-default provisions which make a payment default under GPLP’s corporate credit facility a default under the Agreement. The Agreement contains such other terms, conditions, representations, and warranties that are customary and typical for bridge financing of this nature.  As part of the Loan transaction, the Registrant executed a Parent Guaranty (the “Guaranty”) to provide a guaranty to Lender for (i) the Borrower’s payment obligations under the Agreement, (ii) Lender’s costs incurred enforcing or collecting under the Guaranty, Agreement, promissory note, or any other ancillary documents evidencing the Loan (collectively, the “Loan Documents”), and (iii) the performance and satisfaction of the Borrower’s obligations under the Loan Documents.

KeyBank has provided mortgage loans and other credit facilities with respect to certain properties owned by affiliates of the Borrower and the Registrant. Affiliates of KeyBank have, from time to time, performed various financial advisory, investment banking, and underwriting services for the Registrant for which they received customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 8.01 Other Events.

The Company has obtained a commitment for permanent mortgage financing for the Property from an institutional lender in the amount of Seventy-Seven Million Dollars ($77,000,000) and expects to close on such permanent financing prior to the stated maturity date of the Loan referenced above in Item 1.01.

On December 8, 2011, the Registrant announced the completion of the acquisition of the Property, an approximately 650,000 square-foot open-air mall located in Leawood, Kansas and the sale of Polaris Towne Center, a power center located in Columbus, Ohio (the "Towne Center").  A copy of the press release announcing the completion of the acquisition of the Property and the Towne Center disposition is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Joint Press Release of the Registrant and DDR Corp., dated December 8, 2011.

Forward Looking Statements

This Form 8-K and attached press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, failure of the Registrant to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Registrant to qualify as a real estate investment trust, termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of properties, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues as well as other risks listed from time to time in the Registrant’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer and Treasurer
Date: December 8, 2011